Exhibit 16.1


June 4, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Commissioners:

We have read the statements made by Global Gold Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 27, 2004. We agree with the statements concerning our Firm in such Form 8-K, except we are not in a position to agree or disagree with respect to the resolution of the Company's Board of Directors on May 27, 2004.


                                        /s/Marcum & Kliegman LLP